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                                  June 6, 1997

E.F. Johnson Company
E.F. Johnson Communications, Inc.
E.F. Johnson International, Inc.
438 Gateway Blvd.
Burnsville, MN  55337-2564

Attn:     Mr. William Weksel
          Mr. Robert H. Davies

Gentlemen:

         Thank you for allowing us the opportunity to discuss with you the acquisition by Transcrypt International, Inc. ("TRII") of the business and assets of E.F. Johnson Company ("EFJ Co.") and its subsidiaries and for providing us with certain financial and other information necessary to our evaluation of such acquisition.

         This letter of intent (the "Letter") outlines the understanding that the undersigned and you have reached regarding the proposed acquisition (the "Acquisition") by TRII or an entity controlled by TRII (the "Purchaser") of the business (the "Business") and all of the assets, tangible and intangible, reflected in the March 31, 1997 unaudited balance sheet other than those disposed of in the ordinary course of business since such date and other than those that are specifically excluded, as more particularly described herein of EFJ Co., E.F. Johnson Communications, Inc. ("EFJ Communications") and E.F. Johnson International, Inc. ("EFJ International") (collectively, the "Sellers"). William Weksel ("Weksel") and Robert H. Davies ("Davies") are the sole partners of EFJ Partners ("Shareholder"). Shareholder owns beneficially and of record, all of the issued and outstanding common stock of EFJ Co. EFJ Co. owns, beneficially and of record, all of the issued and outstanding capital stock of each of EFJ Communications and EFJ International.

         This Letter does not constitute either an agreement to buy by Purchaser or an agreement to sell by Sellers. Except as otherwise expressly provided herein and except for the specific obligations as shall be set forth in agreements to be entered into by the parties, including with respect to a Termination and Topping Fee Agreement, substantially in the form of the Termination and Topping Fee Agreement attached as Annex A hereto, to be entered into subsequent to the date hereof, the


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mutual intentions of Purchaser, Sellers and Shareholder which are expressed herein are subject in all respects to the negotiation, execution and delivery of a definitive agreement between the parties relating to the subject matter hereof (the "Definitive Agreement") as well as, in the case of the Purchaser, favorable due diligence and the approval of Purchaser's Board of Directors. Subject to these conditions, Purchaser, Sellers and Shareholder will in good faith endeavor to reach agreement regarding the terms and conditions of the Definitive Agreement as soon as practicable.

         Set forth below are the principal terms and conditions of our understanding:

         1. Purchase of the Business and Purchased Assets. At the closing of the proposed Acquisition (the "Closing"), Purchaser shall acquire the Business and the assets, tangible and intangible, of the Sellers including all assets which are reflected in the March 31, 1997 unaudited balance sheet (the "March 31st Balance Sheet") (a copy of which is attached hereto as Annex B), including without limitation all cash on hand at the Closing, interests in real property and all improvements thereon, all machinery and equipment, vehicles, furniture and fixtures, inventory, supplies, to the extent specified below, cash deposits held by third parties, prepaid expenses, assignable contracts, computer hardware and software, the name "E.F. Johnson" and all derivatives thereof, patents, trademarks, trade names, know-how, unfilled orders, customer lists, account and lease receivables (other than disclosed receivables due from Related Parties (as defined below)), assignable permits and licenses and the 220 MHz inventory (which will be valued at $1.00) (collectively, the "Purchased Assets"). The Purchased Assets will not include any of the following: receivables due from Related Parties to the extent identified as such in the Definitive Agreements, contracts for which any required third party consent has not been obtained, contracts with Related Parties and rights under the 220 MHz Manufacturing License (collectively, "Potential Excluded Assets"). For purposes of this Letter, "Related Parties" means the holders of the common and preferred stock of EFJ Co., the holders of warrants in EFJ Co., Viking Mobile Communications, Inc., RadioSoft, Inc., Viking Dispatch Services, Inc. and any and all other entities controlled by any shareholder of EFJ Co., other than any Seller.

         2. Assumed Liabilities. At the Closing, Purchaser will assume from Sellers only the following liabilities and obligations (collectively, the "Assumed Liabilities"): (a) trade payables incurred in the ordinary course of any of their respective businesses (other than any trade payables of any of the Sellers owed to Related Parties) (trade payables shall be identified to Purchaser as of a date not more than 3 days prior to the Closing for Purchaser's due diligence purposes), (b) obligations under those contracts that constitute Purchased Assets, but only to the extent not arising from any breach or default thereunder occurring on or prior to the Closing, (c) at Purchaser's sole discretion, obligations of any of the Sellers under the revolving and term loan credit facility with Congress Financial Corporation ("Congress") ("Sellers' Senior Credit Facility") and (d) accrued employee benefits which are expressly disclosed to Purchaser in the Definitive Agreement, except for any accrued benefits to officers of Sellers or Shareholder not set forth in the Definitive Agreement.


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The Assumed Liabilities shall not include any other liabilities or obligations of any Seller, including amounts due and owing by any Seller: (i) to any Related Party; (ii) under those certain 9.79% Senior Subordinated Notes due July 31, 1997 ("EFJ Co.'s Senior Subordinated Notes"); (iii) under the Sellers' Senior Credit Facility, unless Purchaser shall have elected to assume Sellers' obligations thereunder, (iv) with respect to the Series A Redeemable Preferred Stock or the Series I Class B Redeemable Preferred Stock of EFJ Co.; (v) in connection with the terms of, or obligations under, the 220 MHz Manufacturing License, if such license is to be an Excluded Asset (collectively, the "Retained Liabilities") or (vi) in connection with any other obligations of Sellers to the holders of EFJ Co.'s Senior Subordinated Notes, Sellers' Senior Credit Facility (unless Purchaser shall have elected to assume Sellers' obligations thereunder) or the holders of the Series A Redeemable Preferred Stock or the Series I Class B Redeemable Preferred Stock of EFJ Co. At the Closing, the parties shall establish a fund out of which indemnification payments, if any, as required under the Definitive Agreement shall be made (the "Indemnification Fund") by having Purchaser deposit between $1 million and $2 million in an interest-bearing account to be agreed to by the parties, with the amount of such Indemnification Fund to be determined based upon the extent to which the due diligence conducted by Purchaser reveals the existence of potential liabilities or diminution of value stemming from potential litigation, tax liabilities for any prior fiscal periods, environmental issues, and accounting discrepancies which fairly raise risk to Purchaser. Unless previously disclosed by Sellers and accepted by Purchaser or reflected in the March 31, 1997 Balance Sheet, any undisclosed liabilities, contingent or otherwise, shall be reimbursed out of the Indemnification Fund up to the amount of the then-existing fund, in the event the liability arises after the Closing. To the extent that claims are not made, the principal amount of the Indemnification Fund shall be paid to Sellers in four quarterly installments during the twelve month period following the Closing, provided that if any valid claims shall be made, the quarterly payments shall be made up of the then-existing amount left in the Indemnification Fund. Upon the expiration of one year from the date of the Closing, any remaining amounts shall be paid to Sellers in accordance with Seller's instructions, including all accrued interest thereon.

         3. Purchase Price and Certain Adjustments.

            (a) The purchase price (the "Purchase Price") for the Business and the Purchased Assets shall be $34,000,000 minus the amount that may be drawn upon all Letters of Credit (as defined below) as of the Closing minus any Reduction in Payment Obligations (as defined below) with such amounts payable as follows:

                (i) At the Closing, Purchaser shall pay the Purchase Price as follows: (1) either pay to Congress cash in an amount equal to the total amount outstanding as of the date of the Closing on Sellers' Senior Credit Facility (the "Term/Revolver Pay-off Amount") or assume Sellers' obligations under Sellers' Senior Credit Facility (Purchaser acknowledges that such amount fluctuates but Sellers represent that the principal amount outstanding was approximately $17,600,000 as at


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March 31, 1997), and (2) by federal wire transfer a cash amount equal to the
Purchase Price, minus (A) the aggregate amounts paid pursuant to clause (1) above, and minus (B) any undisclosed liabilities not previously identified to Purchasers by Sellers in the Financial Statement ("Reduction in Payment Obligations") and minus (C) aggregate amounts to be deposited in the Indemnification Fund as provided in Section 2 above.

            (b) The Purchase Price shall be decreased by an amount equal to any negative changes in the net asset formula of $844,000 as presented on the March 31 Balance Sheet and further elimination of the aggregate principal amount of the Letters of Credit outstanding as of the Closing on the $844,000 net asset value reflected in the March 31 Balance Sheet. A final calculation of the net asset adjustment shall be made by Purchaser (subject to verification by Sellers) within sixty (60) days after the Closing and an appropriate cash payment shall be made by Sellers, within ten (10) days of Purchaser and Sellers agreeing on such final Net Asset adjustment.

            (c) The Purchase Price shall also be decreased by the sum of fifty percent (50%) of the following: (i) any savings in the cash amount payable to Noram Energy Corp. ("Noram") at the Closing below the sum of $6 million for the obligations which are not being assumed in the Acquisition pursuant to subparagraphs (ii) and (iv) of paragraph 2 above, and (ii) any savings in the cash amount required to be paid out at Closing to the holders of the Series I Class B Redeemable Preferred Stock (and in satisfaction for all obligations of Sellers to such holders including all principal, accrued dividends and interest) and cancellation of warrants below the sum of $7 million, including but not limited to amounts required for totally redeeming the Preferred Stock.

         4. Letters of Credit.

            (a) Prior to 5:00 pm, e.s.t., on Wednesday, June 11, 1997, unless such date is extended by mutual agreement of EFJ and TRII, Purchaser shall cause to be delivered to EFJ's bonding companies standby letters of credit issued by Norwest Bank Minnesota, National Association (the "Issuing Bank") in favor of such bonding companies (the "Letters of Credit"); provided Securicor Communications, Ltd. ("Securicor") and Noram shall have executed letters in form and substance substantially as set forth on Annexes C and D hereto, respectively, unless waived in writing by Purchaser. The Letters of Credit are replacement collateral for cash heretofore delivered by Sellers to such bonding companies to secure the obligations of Sellers to reimburse such bonding companies should any of the surety bonds issued by them on behalf of Sellers be called upon for performance. Upon the written request of any of Sellers from time to time, Purchaser shall deliver such other Letters of Credit as Sellers may request for the purpose of securing Sellers obligations under additional surety bonds. At no time shall the sum of (i) the aggregate face amount of all outstanding Letters of Credit plus (ii) all outstanding reimbursement obligations under drawn Letters of Credit exceed $2,000,000. Sellers represent and warrant that the contracts related to the bonds for which the Letters of Credit are furnished as collateral security are to be fully performed by Sellers


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within one year after the date hereof and Sellers covenant that the contracts related to the bonds for which Letters of Credit may hereafter be requested shall be fully performed by Sellers within such one-year period.

            (b) The obligations of Sellers to Purchaser in respect of the Letters of Credit shall be secured by perfected liens on all of the Sellers' assets (including, without limitation, all intellectual property rights, patents, source codes, software, trade secrets, manufacturing rights and the right to negotiate employment agreements), which liens shall be junior only to the liens in favor of Congress. The perfection of such liens shall be a condition precedent to Purchaser's obligations under this Section 4. It is further agreed that Sellers shall make no withdrawals or collect payments from EFJ in excess of their current retainer until the Letters of Credit are replaced or released. As further security for such obligations of Sellers, Sellers shall grant to Purchaser a license to use all of Seller's intellectual property rights which license shall be expressly consented to in writing by Congress. All documentation providing for the liens, licenses and intercreditor arrangements described above shall be substantially in the form of Annexes E,F, G, H, I and J attached hereto.

            (c) In the event Sellers engage in an Alternative Transaction or incur some other event of default (as defined in the Definitive Agreements), Sellers shall take all such actions which are necessary to terminate any and all obligations of Purchaser to the Issuing Bank in respect of the Letters of Credit or cause the Letters of Credit to be released by Seller's bonding companies in addition to whatever other remedies are available to Purchaser including without limitation its rights under the Termination Agreement. In the event this Letter is terminated and no Alternative Transaction shall occur, Sellers shall take all such like actions so as to replace or release the Letters of Credit on the first anniversary of the date hereof and shall repay Purchaser in full any amounts theretofore drawn upon the Letters of Credit.

         5. Due Diligence Investigation. Upon funding of the Letters of Credit, Purchaser (and its prospective lenders) will have the right to conduct a due diligence investigation of the Sellers, the Business and the Purchased Assets. In connection with such investigation, Sellers will provide Purchaser, its prospective lenders and their respective representatives with access to Sellers' books and records, including auditors' work papers, manufacturing records, supplier and customer lists, receivables records, equipment lists, personnel records and all agreements. All information obtained by Purchaser (and its prospective lenders) in such investigation will be kept confidential in accordance with the terms of that certain Confidential Information Agreement between EFJ Co. and TRII dated January 27, 1997. Sellers shall also allow Purchaser to meet with (a) the key personnel and auditors of Sellers to evaluate the needs and capabilities of the Business during normal business hours and upon two days prior notice to Sellers, and (b) Sellers' lenders, banking institutions, primary suppliers and customers to evaluate their plans for future business and intentions with respect to the Business with 48 hour advance notice.


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         6. Operation of Business Pending Closing. From the date hereof until the Closing, Sellers shall:

             (a) conduct and carry on their respective Business only in the ordinary and regular course consistent with past practices and will use all commercially reasonable efforts to maintain good relationships with the present officers, employees, suppliers, customers and government regulators of Sellers;

             (b) neither declare, set aside or pay any dividends or distributions in respect of any capital stock nor issue or redeem any equity securities of any Seller nor pay any management fees or debt guarantee fees or make any other payments to any Related Parties other than amounts payable in respect of management fees, accrued at the rate of $100,000 per whole month to Weksel Davies & Co., Inc.;

             (c) not purchase, sell, lease, mortgage, pledge or otherwise acquire, dispose of or encumber any interest in any of the properties or assets used in the Business, other than certain TCXO equipment, automated insert line equipment, inventory in the ordinary course consistent with past practices and such other assets the net proceeds of which are used exclusively to reduce Sellers' outstanding indebtedness to Congress;

             (d) not change the terms of any receivable, or cancel any debt, owed to any Seller or enter into, change, modify, cancel or terminate any agreement or contract involving the payment by or to any Seller of more than $100,000 in any twelve month period;

             (e) not change any accounting principle or inventory practice of any Seller without consent of the Purchaser;

             (f) as soon as available but in any event no later than twenty (20) days after the end of each month (beginning with the month in which this Letter is executed), deliver to Purchaser an unaudited consolidated balance sheet and statement of income and cash flows for such month;

             (g) use commercially reasonable efforts to obtain any and all consents required or advisable with respect to the assignment to Purchaser of all contracts intended to constitute Purchased Assets and with respect to contracts for which consent is not obtained by the Closing, Purchaser, Shareholder and Sellers shall continue to seek such consents and will cooperate with each other in any and all arrangements (e.g., subcontracting, etc.) that confer on Purchaser the material benefits of the contracts and relieve Sellers of the material obligations thereunder until such consents are obtained;

             (h) not increase the compensation of any employee and not grant any unusual or


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extraordinary bonuses, benefits or other forms of direct or indirect compensation to any employee, officer, director or consultant except in amounts consistent with past practices or written agreements in effect as of the date hereof;

             (i) not increase, terminate, amend or otherwise modify any plan for the benefit of any employee other than as may be required by law;

             (j) not amend their respective articles or certificates of incorporation, by-laws or other comparable charter or organizational documents;

             (k) not acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof except in the ordinary course of business consistent with past practice, or (ii) any assets that are material, individually or in the aggregate, to any of the Sellers, except purchases of inventory in the ordinary course of business consistent with past practice and except capital assets, as contemplated by subsection (m) below;

             (l) not (i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of any of the Sellers or any of their respective securities, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice, or
(ii) make any loans, advances or capital contributions to, or investments in, any other person;

             (m) not make or agree to make any new capital expenditure or expenditures which, individually, is in excess of $10,000 or, in the aggregate, are in excess of $100,000 without consent of the Purchaser; and

             (n) authorize any of, or commit or agree to take any of, the foregoing actions.

         7. Conditions to Closing.

             (a) The following shall be included as conditions to the obligation of Purchaser to consummate the Acquisition at the Closing:

                 (1) Sellers shall have used their best efforts to assist the Purchaser in obtaining two year employment commitments with Scott Bocklund, Fred Hamer, Mike Gaul, Mark


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Allen, Dan Pritchett and Merv Grindahl, effective as of the Closing.

                 (2) No lawsuits which materially impact the Acquisition shall be outstanding on the date of the Closing;

             (b) The Definitive Agreement shall also contain such other conditions to closing as are customary for an acquisition of this type.

         8. Waseca Factory. EFJ Co. shall have assigned to Purchaser the Agreement of Lease dated as of July 31, 1992 between EFJ Co. as tenant, and Greene Street Capital Corporation, as landlord, and shall have used its best efforts to enter into an amendment of such lease pursuant to which the purchase option thereunder would be exercisable at the closing of the Acquisition and for a reasonable period of time thereafter.

         9. Expiration of Letter. If the parties have not executed the Definitive Agreement within sixty (60) days after the date of this Letter (New York time) (or such later date as Purchaser and Sellers may mutually agree), either Purchaser or Sellers may thereafter terminate this Letter upon written notice to the other.

         10. Indemnification. The Definitive Agreement shall include indemnification provisions and the establishment of an Indemnification Fund pursuant to Section 2 above, whereby Sellers shall be required, subject to and on the terms provided therein, to indemnify Purchaser from and against any losses, claims or causes of action, including reimbursement of reasonable attorneys' fees, incurred as a result of any breach of any representations, warranties or covenants set forth in the Definitive Agreement including, without limitation, any losses or claims stemming from any undisclosed or Retained Liabilities.

         11. Miscellaneous:

             (a) Exclusivity: Shareholder will not, and will not permit any Seller or any of its or their respective directors, officers, employees, agents' partners or advisors to (i) initiate, pursue, enter into or continue any discussions, negotiations or agreements (whether preliminary or definitive) with any person or entity (other than the Purchaser) contemplating or providing for any merger, acquisition, purchase or sale of all or substantially all of the assets or a majority of the capital stock of any Seller or other business combination or change in control of Sellers (any of the foregoing being hereinafter referred to as an "Alternative Transaction") or (ii) provide any information regarding any of the Sellers to any person or entity in connection with any proposed Alternative Transaction. Shareholder and Sellers hereby represent and warrant to Purchaser that neither Shareholder nor any Seller is a party to or otherwise bound by any agreement of understanding in any way relating to an Alternative Transaction, other than the transactions described in this Letter.


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             (b) Expenses: Each of Purchaser and Sellers will pay its own fees and out-of-pocket expenses incurred in connection with the Acquisition and this Letter. No obligation to pay fees or expenses of any broker, finder or similar entity been or will be incurred by Sellers to the extent that such fees or expenses would be payable out of the Purchased Assets or increase any assumed liabilities.

             (c) Non-Binding: It is the understanding of the parties that this Letter is not binding upon any of the parties hereto (other than the provisions set forth in paragraphs 4, 6, 7,10, 11(a), (b) and (d) hereof) and no party hereto will detrimentally rely upon the actions of any other party hereto with respect to the transactions proposed hereunder. Notwithstanding the foregoing, upon Sellers' and Shareholder's acceptance of this Letter, Purchaser, Sellers and Shareholder will be legally bound by the provision set forth in paragraph 4 and, after the timely delivery of the Letters of Credit pursuant to paragraph 4(a) hereof, the provisions of paragraphs 6, 7,10, 11(a), (b) and (d) hereof. If the Letters of Credit are not timely delivered pursuant to paragraph 4(a) hereof, this Letter shall become null and void.

             (d) Counterparts: Each party represents that it has the requisite authority to enter into this Agreement and to perform the transactions contemplated hereby. This Letter may be executed in counterparts, each of which will constitute an original and all of which together will constitute one and the same agreement.


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             (e) Compliance with Law: Notwithstanding anything to the contrary provided in this Letter, or otherwise agreed to between the parties, Purchaser will be entitled to comply with state and federal securities laws by making any necessary disclosures.

         We are very interested in pursuing the Acquisition. If the foregoing accurately sets forth our understanding with you, please indicate your agreement and desire to proceed by signing a copy of this Letter where indicated below and forward an executed copy of the same to us by telecopy and regular U.S. mail.

                                        Very truly yours,

                                        TRANSCRYPT INTERNATIONAL, INC.


                                        By:  /s/ John T. Connor
                                             -----------------------------------
                                             Name: John T. Connor
                                             Title: Chief Executive Officer

Agreed as of June 6, 1997
E.F. JOHNSON COMPANY
E.F. JOHNSON COMMUNICATIONS, INC.
E.F. JOHNSON INTERNATIONAL, INC.


By:        /s/ William Weksel
     -----------------------------------
Title:     Chief Executive Officer
     -----------------------------------

SOLE SHAREHOLDER OF
E.F. JOHNSON COMPANY

EFJ PARTNERS


By:       /s/ William Weksel
     -----------------------------------
Name:     William Weksel
          A general partner


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